Exhibit 10.16

Advertisement Agreement

BETWEEN

BENNETT, COLEMAN & CO. LTD.

AND

YATRA ONLINE PRIVATE LIMITED

ADVERTISEMENT AGREEMENT

This Advertisement Agreement is entered into at New Delhi on this 20th day of June, 2011 by and between:

BENNETT, COLEMAN & CO. LTD., an existing company within the meaning and provisions of the Companies Act, 1956, having its registered office at The Times of India Building, Dr. D.N. Road, Mumbai 400 001 and having its corporate office at Times House, 7, Bahadurshah Zafar Marg, New Delhi 110103 (hereinafter referred to as “BCCL”, which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the ONE PART;

AND

YATRA ONLINE PRIVATE LIMITED, a company incorporated under the Companies Act, 1956, having its registered office at 93B, Mittal Court, Nariman Point, Mumbai – 400021 and corporate office at Unit No. 1101-1103, Eleventh Floor, Tower B, Unitech Cyber Park, Sector 39, Gurgaon (hereinafter referred to as the “Company”, which expression shall unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the OTHER PART.

(BCCL and the Company are hereinafter referred to as such or individually as “Party” and collectively as “Parties”.)

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WHEREAS:

A.	BCCL is, inter alia, engaged in the business of publishing various newspapers.

B.	BCCL being a leader in the media industry would like to support the brand-building objectives of companies through advertising. Several brands and new product categories have been built successfully through advertising in the print medium. With the advent of new and innovative media, BCCL wishes to continuously offer options for the new generation of entrepreneurs to launch, build and grow their brands through the print medium. The Company is desirous of availing of the multiplicity of media options through BCCL.

C.	Banks and financial institutions generally do not have focused financing facility for brand building and BCCL would like to support such objectives, by extending to companies interested in building their brands, a line-of-credit facility, to augment their resources and build their brands through advertising in the print and other media offered by BCCL and the Non-Print Entities (as defined below).

D.	The Company is engaged in the business of travel related products and services. Given the wide range of Media (as defined below) and consequently the wide scope of the advertising options offered by BCCL, the Company is desirous of conducting an extensive advertising campaign in Media for an aggregate advertisement value of […***…]. The Company has represented that it needs access to various modes of advertisement through the Line of Credit (as defined below). Relying on such representation, the business plans of the Company, the financial position of the Company and the credit worthiness of the Company and the Promoters (as defined below), BCCL has agreed to extend a Line of Credit to the Company in terms of this Agreement.

E.	The Company is agreeable to paying a deposit to BCCL, for the following: (i) availing of the Line of Credit; (ii) gaining access to the diverse Non-Print Entities through the Line of Credit; (iii) availing services of a relationship manager; and (iv) being provided with information about any special schemes of BCCL. The Company is also agreeable to making part payment for the Media utilized as and when the Company places advertisements in the Media.

F.	The Parties have agreed to certain terms and conditions of the Line of Credit, including terms of usage of the Line of Credit by the Company for advertising of Company’s products, services and brands in Media in accordance with the terms and conditions provided herein.

NOW THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby confirmed, it is hereby agreed by and between the Parties and this Agreement witnesseth as under:

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ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms, to the extent not inconsistent with the context thereof, shall have the meanings assigned to them hereinbelow:

(a)	Agreement shall mean this Advertisement Agreement and any amendments or modifications, made to this Agreement by the Parties in writing;

(b)	Business Day shall mean a day on which scheduled commercial banks are open and working in their regular course of business in New Delhi, India;

(c)	Commencement Date shall be April 1, 2011, subject to payment of Deposit in terms of Article 2.2 below;

(d)	Company Affiliates shall mean (a) such entities where the Company owns and controls at least 50% + 1 share of the paid up equity shares of the entity; (b) such entities which own and control atleast 50% + 1 share of the paid up equity shares of the Company (c) such entities which own and control at least 50% + 1 share of the paid up equity shares of entities defined in sub clause b of this clause; (d) such entities, except those defined above, wherein entities defined in sub clause b and/ or c own and control at least 50% + 1 share of the paid up equity shares and such entity and as enlisted in Exhibit 3 hereunder;

(e)	Control shall mean direct or indirect possession of control or the power to direct or cause the direction of the management and policies of any company or entity, pursuant to the ownership of voting securities;

(f)	Credit Amount shall have the meaning set out in Article 2.1;

(g)	Cure Period shall have the meaning set out in Article 4.4;

(h)	Deposit shall have the meaning set out in Article 2.2;

(i)	Down Payment shall have the meaning set out in Article 2.4;

(j)	Gross Amount Due shall have the meaning set out in Article 4.6.2;

(k)	Line of Credit shall have the meaning set out in Article 2.1;

(l)	Liquidity Amount shall have the meaning set out in Article 4.5.1;

(m)	Liquidity Event shall mean the date on which the Net Warrant Exercise Amount is paid by BCCL to the Company in accordance with the terms of the Warrant Subscription Agreement;

(n)	Media shall mean Print Publications and Non-Print Media collectively;

(o)	Net Amount Due shall have the meaning set out in Article 4.6.2;

(p)	Net Warrant Exercise Amount shall have the meaning set out in the Warrant Subscription Agreement;

(q)	Non Defaulting Party shall have the meaning set out in Article 4.4;

(r)	Non-Print Entities shall collectively mean the entities through which such Non – Print Media is offered;

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(s)	Non-Print Medium/Media shall mean the following: (i) internet portal Indiatimes.com through Times Internet Ltd., (ii) television channel Zoom TV through Zoom Entertainment Network Ltd., (iii) television channels ET Now, Movies Now and Times Now through Times Global Broadcasting Co. Ltd., (iv) Medianet initiatives carried out through Optimal Media Solutions Ltd., (v) FM radio channel Radio Mirchi through Entertainment Network India Ltd., (vi) magazines published and/or marketed through World Wide Media Ltd.; (vii) internet portals Timesjobs.com, Magicbricks.com and simplymarry.com through Times Business Solutions Limited; and (viii) bus-shelters and hoardings owned and operated through Times Innovative Media Ltd.

(t)	Payment Date shall mean the date, as may be applicable, by which the Company is required to make payment upon expiry of the Term or termination of the Line of Credit in terms of Article 4.2 or 4.3 or 4.9 below or termination of this Agreement in terms of Article 4.4 below or the date on which the aggregate of the Liquidity Amounts paid along with the Deposit is equal to or greater than the Credit Amount;

(u)	Post Suspension Termination Notice shall have the meaning set out in Article 4.3;

(v)	Print Publications shall mean all newspapers, published and / or distributed by BCCL in any language within the territory of India;

(w)	Promoter shall mean Yatra Online Cyprus Limited, the principal shareholder of the Company;

(x)	Remaining Credit Amount shall have the meaning set out in Article 5.1;

(y)	Response Letter shall mean the letter dated April 7, 2011, issued by the Response Department of BCCL, a copy of which is annexed hereto as Exhibit 2;

(z)	Suspension Notice shall have the meaning set out in Article 4.3;

(aa)	Term shall have the meaning set out in Article 4.1;

(bb)	Termination Notice shall have the meaning set out in Article 4.2;

(cc)	Utilized Credit Amount shall mean the amount that has been utilized by the Company at the relevant point in time towards the advertisements actually placed by the Company in both Print Publications and Non-Print Media in terms of this Agreement; and

(dd)	Warrant Subscription Agreement shall mean the agreement of even date entered into between BCCL, the Company, the Promoter and others setting out the terms on which BCCL has subscribed to warrants issued by the Company.

1.2	Interpretation

1.2.1	Any reference in this Agreement to any statute or statutory provision shall be construed as including a reference to that statute or statutory provision as from time to time amended, modified, extended or re-enacted whether before or after the date of this Agreement and to all statutory instruments, orders and regulations for the time being made pursuant to it or deriving validity from it.

1.2.2	The meanings set forth for defined terms in this Article and all pronouns shall be equally applicable to both the singular and plural, masculine, feminine or neuter forms as the context may require.

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1.2.3	All references in this Agreement to Exhibits are to exhibits in or to this Agreement unless otherwise specified therein. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “include”, “including” and “among other things” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import.

1.2.4	References in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, restated, supplemented or replaced from time to time in accordance with the terms thereof and to include any side letters executed in connection therewith, except as otherwise provided in this Agreement.

1.2.5	The headings/captions of the several Articles and clauses of this Agreement are intended for convenience only and shall not in any way affect the meaning or construction of any provision therein.

1.2.6	References to writing include printing, typing, lithography and other means of reproducing words in a visible form.

1.2.7	Time is of the essence in the performance of the Parties’ respective obligations. Any time period specified herein may be extended only if confirmed in writing by both the Parties, and such extended time shall also be of the essence.

1.2.8	The recitals stated above shall be read with and form a part of this Agreement.

ARTICLE 2

LINE OF CREDIT

2.1	The Company has requested BCCL to extend a long-term credit facility for release of advertisements and, subject to Article 2.2 and 2.3 below, BCCL has, relying on the representations given by the Company, agreed to extend such facility to the Company for an aggregate amount not exceeding […***…] (“Credit Amount”), to be utilised based on the terms and conditions set out in this Agreement (“Line of Credit”). The Credit Amount has been arrived at based on the business requirements of the Company.

2.2	The Company shall make payment of a sum of […***…] to BCCL as an interest free deposit (“Deposit”) subject to applicable statutory deductions, in consideration for the following:

2.2.1     being permitted to utilise the Line of Credit being provided by BCCL; and

2.2.2     BCCL enabling the Company to release advertisements in Non-Print Media in terms of this Agreement.

2.3	The Company shall make payment of the Deposit no later than 3 (Three) Business Days from the date hereof by pay order(s) or demand draft(s) or cheque(s) drawn on a recognised bank or such other means that are acceptable to BCCL.

2.4	The Company shall make payment to BCCL or the relevant Non-Print Entity of an amount equivalent to 1/3rd (One-third) of the value of the advertisement (“Down Payment”) released in the Media, in cash, in accordance with the extant policy of BCCL or the Non-Print Entity in whose Non-Print Medium such advertisement is being released, as and when the Company releases the advertisement. It being clarified that the Down Payment shall not form a part of the Credit Amount and shall not be adjusted against / reduced by the amount of the Deposit. While releasing the Down Payment, the Company shall withhold the applicable taxes on the entire invoice amount.

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2.5	The balance 2/3rd (Two-third) of the value of advertisement released in the Media: (i) shall constitute a part of and be counted towards the Utilized Credit Amount for the purposes of this Agreement; (ii) shall not in the aggregate exceed the Credit Amount; and (iii) shall be paid in terms of Article 4.

2.6	Subject to Article(s) 4.2, 4.3 and 4.4 below, the Line of Credit shall continue to be available to the Company for the Term set out in this Agreement and the Company shall be permitted to release advertisements in terms of Article 3 below, to the extent of the Credit Amount set out in this Agreement and in accordance with the terms and conditions contained in this Agreement.

ARTICLE 3

TERMS OF RELEASE OF ADVERTISEMENTS

3.1	The Company shall be permitted to advertise, during the Term, on a non-exclusive basis only the products, services and brands owned and exclusively used by it and Company Affiliates to the extent of the Credit Amount or Remaining Credit Amount, as the case may be, and BCCL hereby agrees to carry such advertisements in the Media in accordance with the terms and conditions set out in this Agreement and in accordance with the extant policies of BCCL or the relevant Non-Print Entity. Provided that:

3.1.1	The Company shall only be permitted to use up to […***…] of the Credit Amount for the purposes of advertising in the Non-Print Media.

This Agreement shall also cover advertisements relating to corporate campaigns, financial information and recruitment requirements of the Company.

3.1.2	This Agreement shall also cover advertisement of co-branded products of the Company provided that:

3.1.2.1	Such advertisements shall primarily be for the advertisement of products and services of the Company.

3.1.2.2	In such advertisements the product and logo associated with the brand(s) of the Company shall get equal or more prominence over the product and logo associated with the brand(s) not owned by the Company.

3.1.3	The release of advertisements for any product that: (i) in any manner makes use of silk or leather, & (ii) contains any kind of non-vegetarian food; shall not be covered by this Agreement.

3.1.4	The Company shall make payment for the Credit Amount, or parts thereof, in accordance with Article 4 below. The Company hereby authorises BCCL to make payment to the respective Non-Print Entity on behalf of the Company, in respect of advertisements released in Non-Print Media.

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3.1.5	The Company shall make payment for the Down Payment directly to BCCL or the relevant Non-Print Entities for such release in Print Publications or Non-Print Media, respectively.

3.2	It is clarified that: (i) the agency commission, if any, payable by the Company to an advertising agency, shall be paid by the Company directly to such agency and shall not form a part of the Credit Amount or Down Payment payable to BCCL or the relevant Non-Print Entities, as the case may be, with respect to the advertisements released by it; (ii) the Credit Amount, or a part thereof, shall not be utilised in relation to an event, sponsorship of an event, and/or any activity that requires BCCL or any Non-Print Entity to make payment to a third party & (iii) any future taxes payable, if any, on release of advertisements, shall be paid by the Company and shall not form a part of the Credit Amount or Down Payment.

3.3	The Parties agree that upon release of advertisements by the Company, BCCL or the respective Non–Print Entity, as the case may be, shall raise invoices for the advertisements released by it as follows:

(a)	As regards advertisements placed in the Print Publications through an advertising agency, the invoicing shall be in terms of the extant policy applicable to Print Publications and shall be raised in the name of such advertising agency. Immediately thereafter, BCCL will credit the account of the advertising agency for the invoice value with corresponding debit to account of the Company;

(b)	As regards advertisements placed in the Non-Print Media, the invoicing shall be in terms of the respective extant policies of such Non- Print Entities; and

(c)	In the event the Company releases advertisements in Media directly and not through an advertising agency, the invoicing for such release(s) shall be in terms of the extant policy applicable to such Media.

It being clarified that, irrespective of whether the invoice has been raised by BCCL or the relevant Non-Print Entity, the Utilised Credit Amount will be deemed to have been utilized to the extent of advertisements placed by the Company in the Media.

3.4	By virtue of the rights accruing to the Company in terms of this Agreement, the obligation of the Company to pay BCCL shall be that of the Company and not the advertising agency.

3.5	The Company or the advertising agency, as the case may be shall ensure that any release order for advertisements being released in terms of this Agreement shall bear the following words: “This release order is being made in terms of the Advertisement Agreement entered into between BCCL and Yatra Online Private Limited” and quote the PT Reference Code that is allotted to the Company. Advertisement in terms of release orders not bearing the said words and the PT Reference Code shall be treated as advertisements in the normal course of business and shall not be considered as a release in terms of this Agreement. Further all invoices raised by BCCL and the respective Non-Print Entity shall bear the following words: “This invoice is being raised in terms of the Advertisement Agreement entered into between BCCL and Yatra Online Private Limited”.

3.6	The advertisement expenditure in terms of this Agreement shall be treated as recurring and ordinary expenditure in the books of the Company.

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3.7	BCCL and the Company hereby agree and confirm that the rates for various advertisements in the Print Publications shall be in accordance with the extant policies of the specific Print Publication at the time of placing such advertisements, as modified by the Response Letter in Exhibit 2 of this Agreement. The rates for release of advertisements in Non-Print Media shall be as negotiated by the Company with the relevant Non-Print Entity. It is specifically clarified that the choice of space and slot in respect of advertisements by the Company in Media shall be subject to the availability of space or slot in the relevant Media as sought by the Company.

3.8	The Company agrees that this Agreement merely governs the advertising arrangement between BCCL and the Company. The Company further agrees that BCCL and the relevant Non–Print Entities shall retain full editorial independence in respect of the content in any Media to feature any articles, views, comments, features, news articles and so on, on the activities of the Company and on the Company, notwithstanding the terms of this Agreement. The Company hereby acknowledges and agrees that the Company will not be entitled to any preferential treatment in this regard by BCCL or the Non-Print Entities on account of the Company entering into this Agreement with BCCL.

ARTICLE 4

TERM, EXPIRY/TERMINATION OF LINE OF CREDIT AND CONSEQUENCES OF TERMINATION

4.1	The Line of Credit shall be available on and from the Commencement Date and shall continue to be available for a period of 4 (four) years (the “Term”), unless terminated earlier by the Parties in accordance with Article(s) 4.2 or 4.4 or suspended in accordance with Article 4.3 of this Agreement. In the event the aggregate value of advertisements released by the Company within the Term is less than […***…], the Company shall be entitled to release advertisements for the balance amount within a period of six months from the end of the Term, as per the terms hereof.

4.2	BCCL may, at any time after 6 (six) months from the date hereof and prior to the expiry of the Term, in its sole discretion, terminate the Line of Credit by giving 3 (three) days prior notice (“Termination Notice”) to the Company, upon occurrence of the following:

4.2.1	Initiation of voluntary or involuntary insolvency or bankruptcy proceeding of the Company, including filing of a winding up petition against the Company;

4.2.2	Failure by the Company of its obligations to make payments in accordance with Article 2.4 of this Agreement;

4.3	Notwithstanding Article 4.2 above, BCCL may at its option, suspend the Line of Credit, without terminating it, by giving 3 (three) days prior notice (“Suspension Notice”) to the Company based on any of the factors set out in Article 4.2 above. BCCL may, at its sole discretion, resume or terminate the Line of Credit, post such suspension by giving 3 (three) days prior notice to the Company (“Post Suspension Termination Notice”). Upon resumption, BCCL may grant a reasonable extension of the Term to the Company for utilising the Line of Credit.

4.4	Either Party (the “Non Defaulting Party”) may terminate this Agreement at any time in the event of a material breach by the other Party (the “Defaulting Party”) of any of its obligations under this Agreement, which material breach, if capable of cure or remedy, has not been cured or remedied by the Defaulting Party within 14 (fourteen) days of the receipt of written notice of such breach or failure (“Cure Period”) from the Non Defaulting Party.

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4.5	The Company shall be liable to make payment of such amounts due under the Line of Credit as given below, on the occurrence of any of the following events, within such dates as outlined:

4.5.1	Upon the occurrence of a Liquidity Event before the expiry of the Term, termination of the Line of Credit in terms of Article 4.2 or 4.3 above, or upon termination of this Agreement in terms of Article 4.4 above, the Company shall be liable to make payment towards the Line of Credit, of an amount equivalent to the Net Warrant Exercise Amount paid under such Liquidity Event (“Liquidity Amount”), within 3 (Three) days from the date of such Liquidity Event. It is clarified that the Company shall be liable to make such payment, upon each occurrence of a Liquidity Event.

4.5.2	Upon expiry of the Term or termination of the Line of Credit in terms of Article 4.2 or 4.3 above or upon termination of this Agreement in terms of Article 4.4 above, provided a Liquidity Event has not taken place, within 3 (Three) days from such expiry or the date of the Termination Notice or Post Suspension Termination Notice or expiry of Cure Period, as the case may be, the Company shall be liable for an amount equal to the Utilised Credit Amount or the Deposit, whichever is higher.

4.5.3	Upon expiry of the Term or termination of the Line of Credit in terms of Article 4.2 or 4.3 above or upon termination of this Agreement in terms of Article 4.4 above, provided a Liquidity Event has taken place prior to such expiry or termination and the Utilized Credit Amount is greater than or equal to the aggregate Liquidity Amount(s) plus the Deposit, within 3 (Three) days from such expiry or the date of the Termination Notice or Post Suspension Termination Notice or expiry of Cure Period, as the case may be, the Company shall be liable for the Utilised Credit Amount less the aggregate of all amounts already paid by the Company in terms of Article 4.3.1 above (other than the Deposit).

4.5.4	Upon expiry of the Term or upon termination of the Line of Credit in terms of Article 4.2 or 4.3 above or upon termination of this Agreement in terms of Article 4.4 above, provided a Liquidity Event has taken place prior to such expiry and/or termination and the Utilised Credit Amount is less than the aggregate Liquidity Amount(s) plus the Deposit, within 3 (Three) days from such expiry or date of the Termination Notice or Post Suspension Termination Notice or expiry of Cure Period, as the case may be, the Company shall be liable for the aggregate Liquidity Amount(s) plus the Deposit less aggregate of all amounts, if any, already paid by the Company in terms of Article 4.5.1 above (other than the Deposit).

4.6	It is clarified that:

4.6.1	The aggregate of all amounts so payable in terms of Article 4.5 above by the Company shall not in any event exceed the Credit Amount; and

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4.6.2	The amount payable to BCCL by the Company in terms of Article 4.5 above (“Gross Amount Due”) shall be paid after setting off the Deposit against such amount (“Net Amount Due”). It being acknowledged and agreed by the Parties that the Deposit shall be appropriated only on the Payment Date.

4.7	On or before the Payment Date or in terms of Article 4.5.1 above, the Company shall, by pay order(s) or demand draft(s) or cheque(s) drawn on a recognised bank or such other means that are acceptable to BCCL, pay the Net Amount Due or the Liquidity Amount, as the case may be.

4.8	Notwithstanding Article 4.4 above, in the event of the Company failing to make payment of the Net Amount Due to BCCL in the manner set out in this Agreement and within the time period set out in this Agreement, the Company shall be liable to pay such Net Amount Due along with an amount that is aggregate of the following:

4.8.1	an amount equivalent to the interest calculated at the rate of […***…] per annum, compounded annually, on the Net Amount Due (i.e. after adjusting the Deposit), calculated from the Payment Date till the actual date of payment.

4.9	Notwithstanding anything contained herein, in the event BCCL does not exercise the Warrants under the Warrant Subscription Agreement within the time stipulated in Article 2.2.3 of the Warrant Subscription Agreement, the Company shall be liable to make payment only of the following amounts, under the Line of Credit:

4.9.1	An amount equal to the aggregate value of advertisements consumed monthly and released by the Company under this Agreement along with interest calculated @ […***…] compounded on a monthly basis calculated from the Utilisation Date till the date of payment by the Company; and

4.9.2	Subject to Article 4.9.3 below, an additional interest of an amount equivalent to […***…].

4.9.3	The aforesaid payments shall be paid within 15 (Fifteen) days from the expiry of the Warrant Exercise Period as defined in the Warrant Subscription Agreement.

4.9.4	In the event the Warrant Subscription Agreement is terminated by BCCL, and the Company has completed the purchase of the Warrants including making payment thereunder, in accordance with Article 9.3 therein, the payment referred to above in Article 4.9.2 shall not apply.

4.10	Notwithstanding anything contained in this Agreement, termination of this Agreement will lead to the termination of the Warrant Subscription Agreement. Upon termination of this Agreement and subject to the payment by the Company towards the Line of Credit, along with interest calculated @ […***…] compounded on a monthly basis calculated from the date of termination till the date of payment, being received by BCCL, BCCL shall within 14 (Fourteen) days of receipt of payment as mentioned post such termination, send to the Company a notice of termination of the Warrant Subscription Agreement.

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ARTICLE 5

AGREEMENT TO ADVERTISE & REFUND TO THE COMPANY

5.1	Upon the occurrence of one or more Liquidity Event(s) and in the event the aggregate of the Liquidity Amount for all such Liquidity Events plus the Deposit is greater than the Utilised Credit Amount, the Company hereby agrees to place advertisements of the value equal to such aggregate Liquidity Amount plus the Deposit less the Utilised Credit Amount (Remaining Credit Amount) in the Media, within the Term. It being further clarified that the Company shall be permitted to utilise the unutilised Credit Amount, i.e. the Credit Amount less the Liquidity Amount, if any, in terms of Article 3.

5.2	Upon any failure by BCCL to release any advertisements in the Print Publications on the scheduled date, including in the event of there being no issue of the relevant Print Publication on such date, BCCL shall refund the value of such advertisement as stated in the release order, provided that:

5.2.1	The release order for such advertisement given by the Company has been confirmed by the scheduling department of BCCL; and

5.2.2	BCCL shall have failed to have obtained the written consent of the Company, for not releasing such advertisement;

5.3	The Credit Amount or the Remaining Credit Amount shall stand reduced to the extent of refund as stated in Article 5.2. Further, such refund shall be made out of Remaining Credit Amount or the Deposit. Other than as stated in this Article 5, the Company shall not have any claim upon the Deposit or the Remaining Credit Amount.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1	Each Party hereby represents and warrants to the other party as follows:

(a)	Organization and Standing: It is duly organized and validly existing under the laws of India and has full power and authority (corporate or otherwise) and has all material governmental licenses, consents and approvals necessary to own its assets and properties and to carry on its business as now conducted.

(b)	Authority and Enforceability: It has all necessary power, authority and approval to execute and deliver this Agreement and to perform all of its obligations arising or created hereunder. The execution, delivery and performance of this Agreement have been duly authorized after taking all required corporate action.

6.2	The Company hereby represents and warrants that the Company is the legal owner of and has the exclusive right, title and interest in all the brands promoted and advertised by the Company in terms of this Agreement, being the brands listed in Part A of Exhibit 1 hereto. The Company covenants that the brands promoted and advertised by the Company in terms of this Agreement, including the brands listed in Part A of Exhibit 1 hereto shall be owned and used exclusively by the Company during the Term of this Agreement. The Company further covenants that at least 3 (three) days prior to the release of advertisements relating to brand(s) other than those listed in Exhibit 1 hereto, the Company shall provide BCCL with necessary documents evidencing that it is the owner of such brand(s).

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6.3	In respect of all advertisements to be released in Media in terms of this Agreement, the Company shall ensure the following:

6.3.1	That the Company shall be the owner of all rights to such advertisements;

6.3.2	That release of such advertisements shall not result in a violation of rights of any other entity; and

6.3.3	That release of such advertisements shall not result in a violation of any Applicable Law.

6.4	The Company represents that the information provided by the Company to BCCL with respect to its financial condition and business plan is accurate in all respects. The Company agrees that it shall on a continuous basis furnish the following information to BCCL after the date hereof:

6.4.1	The Company shall provide BCCL with the annual audited financials of the Company within 3 (Three) days from the same being approved at a board meeting of the Company and in any event, no later than 180 (One Hundred and Eighty) days from the end of each financial year; and

6.4.2	Quarterly turnover of the Company, within 45 days from the end of each Quarter;

6.5	As on the date of this Agreement, the Promoter holds 100% (One Hundred percent) of the shares of the Company and is in Control of the Company.

6.6	Each of the representations and warranties shall be construed as a separate representation, warranty, covenant or undertaking, as the case may be, and shall not be limited by the terms of any other representation or warranty or by any other term of this Agreement. Each of the representations and warranties shall be valid for the entire Term.

ARTICLE 7

MISCELLANEOUS

7.1	Notices

7.1.1	Any Notice or other communication required to be sent under this Agreement shall be sent or delivered to the receiving party at the postal address and facsimile set forth below, or at such other address as the Parties may from time to time designate in writing:

The Company	Yatra Online Private Limited Unit no 1101-1103, 11th Floor, Tower B Unitech Cyber Park, Sector-39 Gurgaon. Fax no: 0124-3040543 Attn: Mr. Dhruv Shringi, WTD-cum-CEO & Mr. Alok Vaish, CFO
BCCL	Bennett, Coleman & Company Limited, Times House 7, Bahadurshah Zafar Marg New Delhi 110103

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Fax #: +91 11 23492040 Attention: Director – Legal, CC: VP & Company Secretary, Fax #: +91 22 22731737

7.1.2	Any notice or other communication shall be sent by certified or registered mail, facsimile or by hand delivery.

7.1.3	All notices referred to in this Agreement or other communications shall be deemed to have been duly given or made:

(a)	7 (seven) working days after being deposited in the mail with postage pre-paid; and

(b)	if delivered by facsimile, when the activity report confirms successful transmission.

7.2	Amendment

No modification or amendment to this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties.

7.3	Assignment

No rights, liabilities or obligations under this Agreement shall be assigned by either of the Parties hereto without the prior written consent of the other Party hereto. Provided that, the restrictions imposed by this Article, shall not be applicable to assignment by BCCL of its rights and obligations under this Agreement to any of its subsidiaries, affiliates or group companies. Any such subsidiary, affiliate or group company, to whom rights under this Agreement are assigned shall execute a deed of adherence agreeing to be bound by the terms and conditions of this Agreement.

7.4	Entirety

This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter of this Agreement (together with any amendments or modifications thereof and policies referred to), and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

7.5	Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and neither Party shall have any authority to bind or shall be deemed to be the agent of the other in any way except as set out herein.

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7.6	Costs

Each Party shall bear its own legal, accounting, professional and advisory fees, commissions and other costs and expenses incurred by it in connection with this Agreement and the transactions contemplated herein.

7.7	Dispute Resolution

7.7.1	Any and all disputes or differences between BCCL and the Company arising out of or in connection with this Agreement or its performance shall, so far as it is possible, be settled by negotiations between the Parties amicably through consultation between a representative on behalf of BCCL and a representative on behalf of the Company.

7.7.2	Any dispute or difference arising out of or in connection with this Agreement, which cannot be amicably settled within 30 (thirty) days, shall be referred at the request in writing of either Party to binding arbitration by 1 (one) arbitrator to be appointed by mutual agreement between the Company and BCCL. If the Company and BCCL cannot mutually agree upon the same, then the dispute shall be decided by arbitration by a panel of 3 (three) arbitrators, one arbitrator each being appointed by the Company and BCCL and the third arbitrator being appointed in accordance with the Arbitration and Conciliation Act, 1996 or any amendment thereof. The language of arbitration shall be English and the venue of arbitration shall be New Delhi and the award shall be given at New Delhi.

7.7.3	Each Party shall bear and pay its own costs and expenses in connection with the arbitration proceedings unless the arbitrators direct otherwise.

7.8	Governing Law

This Agreement shall be governed and construed in accordance with the laws of India.

7.9	Jurisdiction

Subject to the provisions of this Article 7 and for such matters which the Court may have jurisdiction under and in respect of any arbitration proceedings, and subject further to applicable laws in this regard, this Agreement shall be subject to the exclusive jurisdiction of the Courts in New Delhi.

7.10	Severability

If any term or provision of this Agreement is held to be invalid, void or unenforceable, such provision shall be ineffective to the extent of prohibition or unenforceability shall be amended by the parties only to the extent necessary to be enforceable consistent with the parties' intent; provided that such unenforceability shall not invalidate the remaining provisions of this Agreement which shall remain in full force and effect.

7.11	Waiver

No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same of any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

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7.12	Counterparts

This Agreement may be executed in counterparts, each in the like form and which when taken together shall constitute one and the same document.

7.13	Confidentiality:

No announcements or other disclosures concerning this agreement or any acts performed by the Parties in pursuance hereof shall be made by any Party save in the form agreed in writing between the Parties or where required by applicable law or regulation or any Government Agency or authority and save and except such information, which is part of the public domain, provided that such information has not become part of the public domain on account of any act or omission of any of the Parties.

7.14	Survival

Any provision or covenant of this Agreement, which expressly, or by its nature, imposes obligations beyond the expiration, or termination of this Agreement shall survive such expiration or termination.

7.15	Force Majeure

Upon the occurrence of an event of force majeure which restricts, prevents or interferes with the either of the Parties performance of their obligations under this Agreement, the Parties shall meet forthwith to discuss the terms of this Agreement, in order to arrive mutually at an equitable solution.

7.16	Disclosure of Terms

The Company, if required, shall disclose the terms of this Agreement in the offer document filed by the Company with the concerned authorities in relation to an initial public offer of the Company.

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year first above written.

SIGNED AND DELIVERED BY THE WITHIN NAMED

BENNETT, COLEMAN & CO LIMITED

BY THE HAND OF MR.

(AUTHORISED SIGNATORY)

Name: Puneet Suri      /s/ Puneet Suri

Designation: Dep. Director

IN THE PRESENCE OF:

WITNESS:

NAME AND ADDRESS

SIGNED AND DELIVERED BY THE WITHIN NAMED

YATRA ONLINE PRIVATE LIMITED

BY THE HAND OF MR. Dhruv Shringi

/s/ Dhruv Shringi

(AUTHORISED SIGNATORY)

Name:

Designation: WTD-cum-CEO

IN THE PRESENCE OF:

WITNESS:

NAME AND ADDRESS

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